News Bulletin

2200 West Parkway Boulevard	For Further Inforamtion:
Salt Lake City, Utah 84119-2331	Richard R. Putnam
www.franklincovey.com	Investor Relations (801) 817-1776

FRANKLINCOVEY ANNOUNCES
TWELFTH CONSECUTIVE QUARTER OF OPERATING IMPROVEMENTS
FOURTH QUARTER AND
FISCAL 2005 YEAR-END OPERATING RESULTS

Salt Lake City, Utah - November 29, 2005 -- FranklinCovey (NYSE: FC) today announced financial results for its fiscal year and fourth quarter ended August 31, 2005. For the fiscal year ended August 31, 2005, the Company reported an $18.0 million improvement in operating results with operating income of $8.9 million compared to a $9.1 million loss from operations in fiscal 2004. For the fiscal year ended August 31, 2005, the Company reported a $20.3 million improvement in net income with $10.2 million of net income before preferred stock dividends ($.34 loss per common share, after accounting for preferred stock dividends and recapitalization valuation non-cash charge) compared to a net loss of $10.1 million before preferred stock dividends ($.96 loss per common share, after accounting for preferred dividends) for the fiscal year 2004.

The $18.0 million improvement in operating results for fiscal 2005 compared to fiscal 2004 is comprised of the following: (1) an $8.1 million increase in sales combined with an improved gross margin (59.5% compared to 56.6%) resulting in a net $12.9 million year-over-year increase in gross margin, (2) a $0.6 million decrease in selling, general and administrative costs, (3) a $4.0 million reduction in depreciation and amortization expense, and (4) a $0.5 million gain on the disposal of an unconsolidated subsidiary.

For the fourth quarter ended August 31, 2005, the Company reported an improvement in its operating results, reducing its loss from operations to $1.0 million compared to a loss from operations of $1.9 million for the comparable quarter of the prior year. FranklinCovey also reported an improvement in its net results with a $1.5 million net loss before preferred stock dividends ($0.16 per common share loss, after accounting for preferred stock dividends) for the fourth quarter ended August 31, 2005, compared to a $2.1 million net loss before preferred stock dividends ($.21 per common share loss, after accounting for preferred stock dividends) for the same quarter of the prior year.

The year-over-year improvement in the operating results for the quarter is comprised of the following: (1) a $5.7 million increase in sales, resulting in a net $3.3 million year-over-year increase in gross margin, (2) a $3.5 million increase in selling, general and administrative costs primarily a result of expense off-sets recorded in the fourth quarter of fiscal year 2004, but not repeated in the fiscal fourth quarter of 2005, and (3) a $1.0 million reduction in depreciation and amortization expense.

The Company provided the following details underlying the continued improvement in its operating results during the fourth quarter and full year of fiscal 2005.

Revenues: Organizational Solutions Business Unit (OSBU) sales for the year were $130.2 million, a 19% increase compared to $109.4 million for fiscal year 2004. Sales in the OSBU for the fourth quarter of fiscal 2005 grew by 23% to $35.3 million, compared to $28.7 million for the same quarter last year. International sales during the quarter were up 22% while domestic sales grew by 24%. This marks the fifth consecutive quarter of year-over-year quarterly growth in OSBU revenues, and reflects the overall strengthening of the Company’s training, consulting and sales force performance offerings.

Sales from the Consumer and Small Business Unit (CSBU) for the fiscal year were $153.4 million compared to $166.1 million for fiscal year 2004. More than 100% of the decrease resulted from store closures and declines in technology product sales during fiscal year 2005. CSBU sales for the fourth quarter ended August 31, 2005 declined 3% to $30.8 million compared to $31.8 million for the same quarter last year. More than 100% of the decrease resulted from store closures and declines in technology product sales during fiscal year 2005. Comparable store sales increased 1% during the quarter compared to the same quarter last year. Retail store sales in total declined 13% or $2.1 million during the fourth quarter compared to the same quarter of the prior year as a result of having 30 fewer stores open this year compared to last year. Consumer direct sales grew 6% during the fourth quarter to $11.6 million compared to $10.9 million for the same quarter last year. Wholesale revenues were $3.6 million during the quarter compared to $4.1 million for the same quarter of the prior year. Other CSBU sales increased by $1.0 million to $1.2 million compared $0.2 million for the same quarter last year.

Selling, general and administrative expenses: Selling, general and administrative expenses (SG&A) declined by $0.6 million for the year ended August 31, 2005, compared to fiscal year 2004. SG&A increased to $37.3 million during the fourth quarter of fiscal year 2005 compared to $33.9 million for the fourth quarter of fiscal 2004. SG&A expenses during the fourth quarter of fiscal year 2004 included expense off-sets that were not repeated in the fourth quarter of fiscal 2005. SG&A expense in the fourth quarter of fiscal 2005 also included increased commissions, bonuses and investments in growth initiatives that were partially off-set by cost reductions from store closures and other on-going cost saving initiatives.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the fiscal year 2005 and fourth quarter, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated and store closures. The Company reported declines of $4.0 million and $1.0 million in D&A during the fiscal year and fourth quarter ended August 31, 2005, respectively, compared to the same periods of the prior year.

Liquidity: The Company had $51.7 million in cash and cash equivalents and short-term investments at August 31, 2005, compared to $41.9 million at August 31, 2004. The increase in cash was a result of more efficient net working capital management and stronger earnings. During fiscal 2005, the Company redeemed $30 million of its Series A Preferred Stock outstanding and redeemed an additional $10 million in November 2005 reducing the outstanding Series A Preferred Stock balance to approximately $47 million.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 100 retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products in 36 offices in 129 countries.

FRANKLIN COVEY CO.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
( in thousands, except per share amounts )

	Fiscal Year Ended		Quarter Ended
	August 31,		August 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$283,542	$275,434	$66,127	$60,440

Cost of sales	114,847	119,633	27,352	24,945

Gross margin	168,695	155,801	38,775	35,495

Selling, general and administrative	148,305	148,918	37,341	33,870
Gain on disposal of unconsolidated subsidiary	(500)
Depreciation	7,774	11,774	1,428	2,452
Amortization	4,173	4,173	1,044	1,044
Income (loss) from operations	8,943	(9,064)	(1,038)	(1,871)

Interest income	944	481	351	169
Interest expense	(786)	(218)	(690)	(23)
Income (loss) before income taxes	9,101	(8,801)	(1,377)	(1,725)

Income tax (provision) benefit	1,085	(1,349)	(118)	(328)
Net income (loss)	10,186	(10,150)	(1,495)	(2,053)

Preferred dividends	(8,270)	(8,735)	(1,718)	(2,183)
Loss on recapitalization of Preferred Stock	(7,753)
Net loss attributable to common shareholders	$(5,837)	$(18,885)	$(3,213)	$(4,236)

Loss per share attributable to common shareholders (basic and diluted)	$(0.34)	$(0.96)	$(0.16)	$(0.21)

Weighted average number of common and common equivalent shares (basic and diluted)	19,949	19,734	20,264	19,726

Sales Detail:
Retail Stores	$74,331	$87,922	$14,445	$16,580
Consumer Direct	55,575	55,059	11,560	10,898
Wholesale	19,691	21,081	3,584	4,135
Other	3,757	2,007	1,215	156
Total CSBU Sales	153,354	166,069	30,804	31,769

Domestic	76,114	61,047	22,437	18,127
International	54,074	48,318	12,886	10,544
Total OSBU Sales	130,188	109,365	35,323	28,671
Total Net Sales	$283,542	$275,434	$66,127	$60,440